Exhibit 99.1

FHLBANK TOPEKA ANNOUNCES 2020 SECOND QUARTER RESULTS

July 29, 2020 - FHLBank Topeka (FHLBank) is reporting net income computed in accordance with U.S. generally accepted accounting principles (GAAP) of $20.2 million for the three months ended June 30, 2020 compared to $31.7 million for the three months ended June 30, 2019. For the six months ended June 30, 2020, FHLBank is reporting net income of $32.1 million compared to $84.5 million for the six months ended June 30, 2019. The decrease for both the three- and six-month periods was largely due to net losses on derivatives and hedging activities and trading securities due to the continued market disruption caused by the COVID-19 pandemic, although some stabilization was observed during the second quarter of 2020 as the financial markets began a modest and uneven recovery. Net interest income increased $7.5 million for the quarter, from $49.2 million for the three months ended June 30, 2019 to $56.7 million for the three months ended June 30, 2020. Net interest income remained relatively flat for the comparative six-month periods, from $112.2 million for the six months ended June 30, 2019 to $111.8 million for the six months ended June 30, 2020. The change in net interest income for both periods is attributed primarily to the decrease in the cost of debt and continued growth in the mortgage loan portfolio. FHLBank's cost of debt decreased as a result of unswapped callable debt refinanced in the current and prior periods combined with a decline in the cost of discount notes, floating rate debt, and net interest settlements as market interest rates declined, partially offset by accelerated concession amortization on the called debt. Prepayments on mortgage-related assets and the associated premium amortization remained elevated, but the increase in premium amortization was largely offset by the reduction in debt cost from approximately $9 billion in unswapped consolidated obligation bonds called and then re-issued at a lower cost during the first half of 2020.

True to its mission, FHLBank continues to serve as a reliable source of funding for members both during times of economic stability and in periods of crisis. While the nation has seen a number of market disruptions during FHLBank's long history, management believes the speed of the tightening and deterioration of market and economic conditions during the onset of the COVID-19 pandemic is unprecedented. Credit and market conditions began to modestly improve in the second quarter of 2020 as a result of economic stimulus, business resumption, and the initial flattening of the curve of new infection. However, resurgence of virus infections and some rollbacks of business resumptions in early July combined with disparate industry impacts are expected to inhibit economic recovery during the second half of 2020. FHLBank's balance sheet adjusted more readily to economic conditions in the second quarter of 2020, which resulted in an improvement in net interest spreads compared to the first quarter of 2020, but a significant portion of the decline in net income in the first half of 2020 remained the result of net losses on derivatives and hedging activities incurred during the first quarter of 2020. While market volatility cannot be predicted, these losses are expected to be reversed with market changes in the future although the timing of those reversals is uncertain. At no time during this pandemic has FHLBank's balance sheet liquidity or access to the debt markets prevented FHLBank from meeting the liquidity needs of its members. FHLBank has continually conducted business without significant operational difficulties or disruptions during the COVID-19 pandemic, with most employees working remotely since mid-March. At this time, management anticipates FHLBank will begin to bring employees back to work in our offices in phases beginning in late summer 2020 but is prepared to continue remote operations if infection trends continue to rise.

During the second quarter of 2020, FHLBank provided $0.6 billion of zero-cost funding and $0.5 billion of low-cost funding to help members serve their customers affected by the COVID-19 pandemic. In March 2020, FHLBank also began accepting collateral modified by forbearance plans and loan modification agreements, including those with electronic signatures. FHLBank worked with the Federal Reserve to allow members to pledge their newly issued Paycheck Protection Program (PPP) loans to the Federal Reserve Bank of Kansas City. Additionally, FHLBank began accepting Small Business Administration PPP loans as collateral while limiting the reporting burden for members. For Mortgage Partnership Finance (MPF©) customers, FHLBank waived delivery commitment extension fees through April 15, 2020 and eased certain underwriting, documentation and payment requirements for those impacted by the pandemic. For mortgage loans in the MPF Program, FHLBank offered payment forbearance and temporary loan modification programs for borrowers impacted by the pandemic. FHLBank management continues to monitor the progress of the pandemic and is committed to assisting FHLBank members and their communities as impacts related to the pandemic continue to unfold.

FHLBank expects to file its Form 10-Q for the quarter ended June 30, 2020 with the Securities and Exchange Commission (SEC) on or about August 11, 2020.

Operating Highlights

•
Net interest income/margin: Net interest income of $56.7 million for the quarter ended June 30, 2020 increased $7.5 million compared to the same period in 2019. Net interest margin of 39 basis points for the quarter ended June 30, 2020 increased 4 basis points compared to the prior year period. The decrease in long-term market interest rates allowed FHLBank to replace approximately $9 billion of callable debt at a lower cost during the first half of 2020, which will continue to provide additional benefit in the form of lower rates for future periods as the acceleration of the related concessions rolls off.

•	Total assets: Total assets declined from $63.3 billion as of December 31, 2019 to $53.5 billion as of June 30, 2020, driven mostly by the $8.7 billion decline in advances between periods.

Exhibit 99.1

•
Advances: Advances declined from $30.2 billion as of December 31, 2019 to $21.5 billion as of June 30, 2020. Advance demand by members dropped significantly during the second quarter of 2020 as many members experienced significant deposit inflows and excess liquidity as a result of economic stimulus packages passed by Congress along with the Federal Reserve Bank’s easing of monetary policy, security purchase programs, and lending facilities. The Federal Reserve Bank’s PPP Liquidity Facility was a direct competitor for FHLBank advances during the second quarter, although any quantification of that impact on advance balances is difficult to determine. Though the majority of the decrease in advances during the second quarter is attributable to FHLBank’s largest borrowers, the decline in advance demand was widespread among FHLBank membership. The average balance of advances declined $3.6 billion, or 12.8 percent, and $1.2 billion, or 4.2 percent, for the three- and six-months ended June 30, 2020, respectively, when compared to the prior year periods.

•
Mortgage loans: Mortgage loans increased by $0.3 billion during the first six months of 2020, representing 20.4 percent of total assets as of June 30, 2020, compared to 16.8 percent as of December 31, 2019. Mortgage loans are one of the highest net spread assets on FHLBank’s balance sheet and when they increase as a percent of total assets, all things being equal, they have the potential to increase FHLBank’s net interest margin. The average balance of mortgage loans increased $2.2 billion, or 24.7 percent, and $2.3 billion, or 25.8 percent, for the three- and six-months ended June 30, 2020, respectively, when compared to the prior year periods.

•
Performance ratios: Return on average equity (ROE) decreased to 3.20 percent for the quarter ended June 30, 2020 compared to 5.13 percent for the prior year period due to the aforementioned declines caused by pandemic-related market volatility, combined with an increase in average capital. Adjusted ROE (a non-GAAP measure) of 2.40 percent for the quarter ended June 30, 2020 compared to 7.76 percent in the prior year period similarly reflects the decrease in adjusted income and increase in average capital.

•
Dividends: The Class A Common Stock dividend rate of 0.50 percent and the Class B Common Stock dividend rate of 5.50 percent combined for a weighted average dividend rate for the quarter ended June 30, 2020 of 3.69 percent, compared to a weighted average dividend rate of 6.56 percent for the same period in 2019. Our dividend rates have historically moved in tandem with short-term market rates, so the decrease reflects the decline in market interest rates resulting from Federal Open Market Committee rate cuts in March 2020 to stimulate the U.S. economy.

Financial Highlights
Attached are highlights of FHLBank’s financial position as of June 30, 2020 and December 31, 2019 and highlights of the results of operations for the three- and six-month periods ended June 30, 2020 and 2019.

Non-GAAP Measures
Adjusted income, a non-GAAP measure that excludes certain gains/losses and prepayment penalty income, was $15.2 million for the quarter ended June 30, 2020 compared to $48.0 million for the quarter ended June 30, 2019 and $57.1 million for the six months ended June 30, 2020 compared to $100.1 million for the six months ended June 30, 2019. The decreases for both the current three- and six-month periods compared to GAAP net income was a result of the decline in adjusted net interest income due to the impact of lower market interest rates on net interest settlements, which resulted in income in 2019 and expense in 2020 reported in adjusted net interest income. Fair value gains and losses in GAAP net interest margin are removed while interest settlements on economic derivatives are added or subtracted from GAAP net interest income so that only the derivative interest settlements are recorded in net interest margin for adjusted net interest income presentation purposes. See further details below, including a reconciliation of adjusted income and adjusted net interest income.

Exhibit 99.1

A reconciliation of GAAP net income to adjusted income for the three- and six-month periods ended June 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Six Months Ended
	06/30/2020	06/30/2019	06/30/2020	06/30/2019
Calculation of Adjusted Income:	(Amounts in thousands) Unaudited		(Amounts in thousands) Unaudited
Net income, as reported under GAAP for the period	$20,242	$31,718	$32,074	$84,473
Affordable Housing Program (AHP) assessments	2,250	3,529	3,568	9,395
Income before AHP assessments	22,492	35,247	35,642	93,868
Derivative (gains) losses[1]	1,102	54,600	125,898	76,905
Trading (gains) losses	(5,375)	(41,843)	(99,764)	(70,598)
Prepayment fees on terminated advances	(3,013)	(75)	(3,185)	(144)
Net (gains) losses on sale of held-to-maturity securities	—	46	—	46
Net (gains) losses on sale of available-for-sale securities	—	—	(1,523)	—
Total excluded items	(7,286)	12,728	21,426	6,209
Adjusted income (a non-GAAP measure)	$15,206	$47,975	$57,068	$100,077
_________

[1]	Consists of fair value changes on all derivatives and hedging activities excluding net interest settlements on economic hedges.

Comparative adjusted net interest income for the three- and six-month periods ended June 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Six Months Ended
	06/30/2020	06/30/2019	06/30/2020	06/30/2019
Calculation of Adjusted Net Interest Income:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Net interest income, as reported under GAAP for the period	$56,677	$49,230	$111,763	$112,245
(Gains) losses on derivatives qualifying for hedge accounting recorded in net interest income	(1,291)	14,840	6,407	18,899
Net interest settlements on derivatives not qualifying for hedge accounting	(12,962)	(251)	(18,116)	(547)
Prepayment fees on terminated advances	(3,013)	(75)	(3,185)	(144)
Adjusted net interest income (a non-GAAP measure)	$39,411	$63,744	$96,869	$130,453

Net interest margin, as calculated under GAAP for the period	0.39%	0.35%	0.38%	0.41%
Adjusted net interest margin (a non-GAAP measure)	0.27%	0.45%	0.33%	0.48%

Adjusted ROE spread for the three- and six-month periods ended June 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Six Months Ended
	06/30/2020	06/30/2019	06/30/2020	06/30/2019
Calculation of Adjusted ROE Spread:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Average GAAP total capital for the period	$2,547,842	$2,478,610	$2,636,722	$2,459,414
ROE, based upon GAAP net income	3.20%	5.13%	2.45%	6.93%
Adjusted ROE, based upon adjusted income	2.40%	7.76%	4.35%	8.21%
Average overnight Federal funds effective rate	0.06%	2.40%	0.64%	2.40%
Adjusted ROE as a spread to average overnight Federal funds effective rate	2.34%	5.36%	3.71%	5.81%

Exhibit 99.1

This earnings release contains certain supplemental financial information that has been determined by methods other than GAAP that management uses in the analysis of FHLBank’s financial performance. FHLBank management believes that certain non-GAAP financial measures are helpful in understanding FHLBank's operating results and provide meaningful period-to-period comparison of FHLBank's long-term economic value in contrast to GAAP results, which can be impacted by fair value changes driven by market volatility, gains/losses on instrument sales, or transactions that are considered unpredictable. FHLBank's business model is primarily one of holding assets and liabilities to maturity. However, FHLBank may engage in periodic instrument sales for liquidity purposes or to reduce its exposure to LIBOR-indexed instruments. FHLBank reports the following non-GAAP financial measures in the previous tables that it believes are useful to stakeholders as key measures of its operating performance: (1) adjusted income, (2) adjusted net interest income, (3) adjusted net interest margin, and (4) adjusted ROE. Although FHLBank calculates its non-GAAP financial measures consistently from period to period using appropriate GAAP components, non-GAAP financial measures are not required to be uniformly applied and are not audited. Another material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. While FHLBank believes the non-GAAP measures contained in this announcement are frequently used by FHLBank’s stakeholders in the evaluation of FHLBank's performance, such non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of financial information prepared in accordance with GAAP.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risks or uncertainties and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in economic and market conditions, including conditions in our district and the U.S. and global economy, as well as the mortgage, housing, and capital markets; the impact of COVID-19 on our members and our business; governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, its members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; effects of derivative accounting treatment and other accounting rule requirements, or changes in such requirements; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with all products and services; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; membership changes, including changes resulting from member failures or mergers, changes due to member eligibility, or changes in the principal place of business of members; changes in the U.S. government's long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; soundness of other financial institutions, including FHLBank members, non-member borrowers, counterparties and the other FHLBanks; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; volatility of market prices, changes in interest rates and indices and the timing and volume of market activity; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; the effects of amortization/accretion; upcoming discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank's LIBOR-based financial products, investments, and contracts; changes in FHLBank's capital structure; our ability to declare dividends or to pay dividends at rates consistent with past practices; and the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by reference to this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason to reflect events or circumstances after the date of this announcement.

Exhibit 99.1

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	06/30/2020	12/31/2019
Financial Position
Investments[1]	$20,633,427	$20,086,473
Advances	21,528,991	30,241,315
Mortgage loans held for portfolio, net	10,945,717	10,633,009
Total assets	53,533,936	63,276,654
Deposits	988,292	790,640
Consolidated obligations, net	50,006,515	59,461,225
Total liabilities	51,178,998	60,485,603
Total capital stock	1,392,003	1,766,456
Retained earnings	996,629	999,809
Total capital	2,354,938	2,791,051

Regulatory capital[2]	2,390,940	2,768,680

	Three Months Ended		Six Months Ended
	06/30/2020	06/30/2019	06/30/2020	06/30/2019
Results of Operations
Interest income	$171,551	$379,556	$472,232	$752,870
Interest expense	114,874	330,326	360,469	640,625
Net interest income before loan loss provision (reversal)	56,677	49,230	111,763	112,245
Provision (reversal) for credit losses on mortgage loans	1,337	38	601	116
Net gains (losses) on trading securities	5,375	41,843	99,764	70,598
Net gains (losses) on derivatives and hedging activities	(15,355)	(40,011)	(137,607)	(58,553)
Other income	(272)	2,536	4,362	4,997
Other expenses	22,596	18,313	42,039	35,303
Income before assessments	22,492	35,247	35,642	93,868
AHP assessments	2,250	3,529	3,568	9,395
Net income	20,242	31,718	32,074	84,473

Weighted average dividend rate[3]	3.69%	6.56%	4.85%	6.56%

[1]	Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.

[2]
Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A Common Stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B Common Stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[3]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.

Exhibit 99.1

Average Balances and Yields (dollar amounts in thousands):

	Three Months Ended				Six Months Ended
	06/30/2020		06/30/2019		06/30/2020		06/30/2019
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Interest-earning assets:
Investments[1,2]	$22,398,531	0.67%	$19,253,760	2.38%	$21,792,051	1.12%	$18,217,406	2.51%
Advances[3]	24,531,947	0.99	28,117,525	2.70	26,732,849	1.44	27,913,432	2.72
Mortgage loans[4,5]	11,165,315	2.65	8,956,011	3.37	11,005,911	2.90	8,748,045	3.42
Other interest-earning assets	42,525	2.83	47,827	3.08	48,410	2.72	48,525	3.12
Total earning assets	$58,138,318	1.19%	$56,375,123	2.70%	$59,579,221	1.59%	$54,927,408	2.76%

Interest-bearing liabilities:
Deposits	$832,539	0.04%	$476,764	2.08%	$745,389	0.44%	$494,896	2.10%
Consolidated obligations[6]	54,131,094	0.85	53,243,321	2.47	55,797,179	1.29	51,844,202	2.47
Other borrowings	43,759	2.69	48,051	2.82	51,970	2.48	58,680	2.75
Total interest-bearing liabilities	$55,007,392	0.84%	$53,768,136	2.46%	$56,594,538	1.28%	$52,397,778	2.46%

Net interest spread		0.35%		0.24%		0.31%		0.30%

Net interest margin[7]		0.39%		0.35%		0.38%		0.41%

[1]	Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.

[2]	The fair value adjustments on available-for-sale securities are excluded from the average balance for calculations of yield since the changes are adjustments to equity.

[3]	Advance income includes prepayment fees on terminated advances.

[4]	Credit enhancement fee payments are netted against interest earnings on the mortgage loans.

[5]	Mortgage loans average balances include outstanding principal for non-performing conventional loans. However, these loans no longer accrue interest.

[6]	Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.

[7]	Net interest margin is defined as net interest income as a percentage of average earning assets.